Exhibit 16

BERMAN HOPKINS WRIGHT  & LAHAM CPAS & Associates, LLP

November 30, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Alternative Energy Partners, Inc.

We have read the statements that Alternative Energy Partners, Inc. included under Item 4.01 of the Form 8-K/A report dated November 30, 2010 it is filing regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

/s/ Berman Hopkins Wright & LaHam, CPAs and Associates, LLP